Exhibit 99.1

		FOR IMMEDIATE REL	EASE

Contact:	Michael Hartshor	n	Connie Wong
	Senior Vice President,		Director, Investor Relations
	Deputy Chief Financial Officer		(925) 965-4668
	(925) 965-4503		connie.wong@ros.com

ROSS STORES REPORTS SECOND QUARTER SALES AND EARNINGS,
ISSUES SECOND HALF 2013 GUIDANCE

          Pleasanton, California, August 22, 2013 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended August 3, 2013 of $.98, up from $.81 for the 13 weeks ended July 28, 2012. These results represent a 21% increase on top of a 27% gain in last year’s second quarter. Net earnings for the 2013 second quarter grew 17% to $213.1 million, up from $182.0 million in the prior year.

     Second quarter 2013 sales increased 9% to $2.551 billion, up from $2.341 billion in the second quarter of 2012. Comparable store sales for the 13 weeks ended August 3, 2013 rose 4% over the 13 weeks ended August 4, 2012. This compared to a strong same store sales gain of 7% for the 13 weeks ended July 28, 2012.

     For the six months ended August 3, 2013, earnings per share were $2.06, up from $1.74 for the six months ended July 28, 2012. These results represent earnings per share growth of 18% on top of a 26% gain in the first half of 2012. Net earnings for the six months ended August 3, 2013 were $447.7 million, up 15% from $390.6 million in the first half of 2012. Sales for the first six months of 2013 increased 8% to $5.091 billion, with comparable store sales up 3% on top of a robust 8% gain for the six months ended July 28, 2012.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with our better-than-expected results for the second quarter and first six months of 2013, which were mainly driven by above-plan sales and merchandise gross margin. Our performance for both the quarter and year-to-date periods continues to benefit from the solid execution of our core off-price strategy of delivering compelling name brand bargains to today’s value-focused consumers.”

     Mr. Balmuth continued, “Operating margin for the second quarter grew to a record 13.6%, up from 12.8% in the prior year. This increased level of profitability was driven by a 70 basis point improvement in cost of goods sold, mainly due to higher merchandise gross margin, and a 10 basis point decline in selling, general and administrative expenses.”

     Mr. Balmuth also noted, “We continued to enhance stockholder returns through our stock repurchase and dividend programs in the second quarter. During the first six months of fiscal 2013, we repurchased 4.4 million shares of common stock for an aggregate price of $277 million. We remain on track to buy back a total of $550 million in common stock during fiscal 2013 under the two-year $1.1 billion program authorized at the beginning of this year.”

     Mr. Balmuth continued, “Looking ahead, given the ongoing uncertainty in the macro-economic environment and the potential for a more promotional and competitive retail climate, we believe it is prudent to maintain a somewhat cautious outlook for the remainder of the year. While we hope to do better, we continue to project earnings per share of $.75 to $.78 for the 13 weeks ending November 2, 2013. This compares to $.72 in last year’s third quarter, which included about $.02 from better-than-expected shortage results. Our forecast for the 13 weeks ending February 1, 2014 also remains unchanged, with earnings per share targeted to be in the range of $.99 to $1.03. This compares to earnings per share for the 14 weeks ended February 2, 2013 of $1.07, which included a $.10 benefit from the 53rd week in 2012. This earnings guidance is based on same store sales that are projected to increase 2% to 3% for both the third and fourth quarters of 2013.”

     For the 52 weeks ending February 1, 2014, the Company is now forecasting earnings per share of $3.80 to $3.87, up from $3.53 for the 53 weeks ended February 2, 2013. On a 52-week basis, the Company’s updated projection for fiscal 2013 represents estimated EPS growth of 11% to 13% on top of strong prior year gains of 20% and 24%, respectively in 2012 and 2011.

     The Company will provide additional details about its second quarter results and management’s outlook for the remainder of the year on a conference call to be held on Thursday, August 22, 2013 at 4:15 p.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Investors section of the Company’s website located at www.rossstores.com. A recorded version of the call will also be available at the website address, and via a telephone recording through 8:00 p.m. Eastern time on Thursday, August 29, 2013 at 404-537-3406, ID #32638960.

     Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management's current expectations. The words "plan," "expect," "target," "anticipate," "estimate," "believe," "forecast," "projected," "guidance," "looking ahead" and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® ("Ross") and dd's DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related retailing merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; impacts from the macroeconomic environment and financial and credit markets that affect consumer disposable income and consumer confidence, including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geo-economic conditions; unseasonable weather trends; potential disruptions in supply chain or information systems; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand name merchandise at desirable discounts; attracting and retaining personnel with the retail talent necessary to execute our strategies; effectively operating and continually upgrading our various supply chain, core merchandising and other information systems; improving our merchandising and transaction processing capabilities through the implementation of new processes and systems enhancements; managing our planned data center and headquarters moves without disruption or unanticipated costs; obtaining acceptable new store locations and improving new store sales and profitability, especially in newer regions and markets; adding capacity to our existing distribution centers and building out planned additional distribution centers timely and cost effectively; and achieving and maintaining targeted levels of productivity and efficiency in our existing and new distribution centers. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2012 and Form 10-Q and 8-Ks for fiscal 2013. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2012 revenues of $9.7 billion. The Company operates Ross Dress for Less® ("Ross"), the largest off-price apparel and home fashion chain in the United States with 1,131 locations in 33 states, the District of Columbia and Guam as of August 3, 2013. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 122 dd's DISCOUNTS® in ten states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	August 3,	July 28,	August 3,	July 28,
($000, except stores and per share data, unaudited)	2013	2012	2013	2012
Sales	$2,551,277	$2,340,855	$5,091,191	$4,697,696

Costs and Expenses
Costs of goods sold	1,823,777	1,689,643	3,622,588	3,368,770
Selling, general and administrative	381,193	352,089	743,161	689,900
Interest (income) expense, net	(175)	2,086	34	4,318
Total costs and expenses	2,204,795	2,043,818	4,365,783	4,062,988

Earnings before taxes	346,482	297,037	725,408	634,708
Provision for taxes on earnings	133,361	115,013	277,675	244,071
Net earnings	$213,121	$182,024	$447,733	$390,637

Earnings per share
Basic	$1.00	$0.83	$2.09	$1.77
Diluted	$0.98	$0.81	$2.06	$1.74

Weighted average shares outstanding (000)
Basic	213,836	220,065	214,622	220,585
Diluted	216,613	223,605	217,570	224,289

Dividends
Cash dividends declared per share	$0.17	$0.14	$0.17	$0.14

Stores open at end of period	1,253	1,174	1,253	1,174

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	August 3,	July 28,
($000, unaudited)	2013	2012
Assets

Current Assets
Cash and cash equivalents	$550,565	$721,046
Short-term investments	13	1,456
Accounts receivable	79,202	65,731
Merchandise inventory	1,330,536	1,219,092
Prepaid expenses and other	115,025	98,718
Deferred income taxes	23,136	11,949
Total current assets	2,098,477	2,117,992

Property and equipment, net	1,646,457	1,295,097
Long-term investments	4,215	4,540
Other long-term assets	159,336	142,534
Total assets	$3,908,485	$3,560,163

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$938,059	$885,892
Accrued expenses and other	342,851	315,748
Accrued payroll and benefits	190,904	199,937
Income taxes payable	-	13,559
Total current liabilities	1,471,814	1,415,136

Long-term debt	150,000	150,000
Other long-term liabilities	270,776	215,910
Deferred income taxes	84,925	114,964

Commitments and contingencies

Stockholders’ Equity	1,930,970	1,664,153
Total liabilities and stockholders’ equity	$3,908,485	$3,560,163

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	August 3,	July 28,
($000, unaudited)	2013	2012
Cash Flows From Operating Activities
Net earnings	$447,733	$390,637
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	98,853	87,684
Stock-based compensation	24,211	24,241
Deferred income taxes	(2,105)	93
Tax benefit from equity issuance	22,544	24,577
Excess tax benefit from stock-based compensation	(22,123)	(23,984)
Change in assets and liabilities:
Merchandise inventory	(121,299)	(89,022)
Other current assets	(36,751)	(24,845)
Accounts payable	168,084	156,026
Other current liabilities	(61,570)	(44,081)
Other long-term, net	14,751	2,837
Net cash provided by operating activities	532,328	504,163

Cash Flows From Investing Activities
Additions to property and equipment	(271,690)	(152,105)
Increase in restricted cash and investments	(12,345)	(4,970)
Purchases of investments	-	(424)
Proceeds from investments	1,139	704
Net cash used in investing activities	(282,896)	(156,795)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	22,123	23,984
Issuance of common stock related to stock plans	10,213	11,467
Treasury stock purchased	(26,752)	(24,603)
Repurchase of common stock	(276,608)	(223,743)
Dividends paid	(74,604)	(63,262)
Net cash used in financing activities	(345,628)	(276,157)

Net (decrease) increase in cash and cash equivalents	(96,196)	71,211

Cash and cash equivalents:
Beginning of period	646,761	649,835
End of period	$550,565	$721,046

Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$305,040	$235,260

Non-Cash Investing Activities
(Decrease) increase in fair value of investment securities	$(227)	$25